UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 26, 2019

Date of Report (Date of earliest event reported)

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA		02116
(Address of principal executive offices)		(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2019, Paratek Pharmaceuticals, Inc. (the “Company”), through its wholly-owned subsidiary Paratek Royalty Corporation (the “Subsidiary”), entered into a royalty-backed loan agreement (the “Loan Agreement”) with Healthcare Royalty Partners III, L.P. (the “Lender”). Pursuant to the terms of the Loan Agreement, upon the satisfaction of the conditions precedent set forth therein, the Subsidiary expects to borrow a $32.5 million loan, which will be secured by, and repaid based upon, royalties from the Company’s license agreement with Warner Chilcott Company, Inc. (the “License Agreement”).

Under the Loan Agreement, the outstanding principal balance will bear interest at an annual rate of 12.0%.  Payments of interest under the Loan Agreement will be made quarterly, beginning August 2019, out of License Agreement royalty payments received since the immediately preceding payment date.  On each interest payment date, any royalty payments in excess of accrued interest on the loan will be used to repay principal until the balance is fully repaid.  In addition, the Subsidiary will make up-front payments to the Lender of (i) a 1.5% fee and (ii) up to $300 thousand for the Lender’s expenses. The Loan Agreement matures on May 1, 2029, at which time, if not earlier repaid in full, the outstanding principal amount of the loan, together with any accrued and unpaid interest, and all other obligations then outstanding, shall be due and payable in cash by the Subsidiary. The Company has entered into a Pledge and Security Agreement in favor of the Lender, pursuant to which the Subsidiary’s obligations under the Loan Agreement are secured by a pledge of all of the Company’s holdings of the Subsidiary’s capital stock.

The Loan Agreement contains certain customary affirmative covenants, including those relating to: use of proceeds; maintenance of books and records; financial reporting and notification; compliance with laws; and protection of Company intellectual property. The Loan Agreement also contains certain customary negative covenants, barring the Subsidiary from: certain fundamental transactions; issuing dividends and distributions; incurring additional indebtedness outside of the ordinary course of business; engaging in any business activity other than related to the License Agreement; and permitting any additional liens on the collateral provided to Lender under the Loan Agreement.

The Loan Agreement contains customary defined events of default, upon which any outstanding principal and unpaid interest shall be immediately due and payable by the Subsidiary. These include: failure to pay any principal or interest when due; any uncured breach of a representation, warranty or covenant; any uncured failure to perform or observe covenants; any uncured cross default under a material contract; any uncured breach of the Company’s representations, warranties or covenants under its Contribution and Servicing Agreement with the Subsidiary; any termination of the License Agreement; and certain bankruptcy or insolvency events.

The foregoing description of the terms of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2019	PARATEK PHARMACEUTICALS, INC.

	By:	/s/ William M. Haskel

Name:William M. Haskel
Title: Senior Vice President, General Counsel and Corporate Secretary